November 19, 2008

United States Securities and Exchange Commission.

Washington, D.C.

USA	20549

Dear Sirs:

We have read the 8-K of Geocom Resources Inc. dated November 12, 2008 and are in agreement with the details contained therein.

Yours very truly,

PricewaterhouseCoopers LLP